Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 31, 2021, with respect to the consolidated financial statements of Bakkt Holdings, LLC and subsidiaries, for the years ended December 31, 2020 and December 31, 2019 included in Amendment No. 1 to this Registration Statement (Form S-1 No. 333-261034) and related Prospectus of Bakkt Holdings, Inc., for the registration of 232,378,300 shares of Class A common stock.

/s/ Ernst & Young LLP

Atlanta, Georgia

December 8, 2021